26 November 1997


Dear Bill,

This letter will confirm our offer to you to become US Group President at our San Jose facility effective January 5, 1998.

The following benefits are provided as a part of the overall benefits package:

1. Your base compensation will be at an annual rate of $250,000 (pay periods bi-weekly).

2. Bonus opportunity of up to 50% of your annual salary. Bonus will be in accordance with current Bell Sports policy and is based on meeting profitability goals. For FY 98 you are eligible for 50% payout of total bonus opportunity.

3. A one-time bonus of $50,000, less applicable state and federal tax withholdings, will be paid 30 days following your date of hire. This bonus will fully vest within one year of employment.

4. Use of a company leased car until you purchase your own. Upon purchasing a car, an auto allowance of $400 per month will be paid through payroll.

5. A performance review will be completed six (6) months from your date of hire. Salary reviews are normally conducted on an annual basis.

6.   You will accrue vacation at the rate of three weeks per year.

7. You become eligible for the Bell Sports health and dental insurance program effective immediately. You have a choice of two programs. The first is a group health and dental program through General American as a payroll deduction of $6.00 per week for individual coverage and $17.00 per week for family. The second is a Point of Service plan (which is similar to an HMO) through General American at a cost for medical and dental to you of $7.42 per week for individual, $27.74 for single plus one and $37.96 per week for family coverage.
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8.   You become  eligible for the Bell Sports 401(k)  Retirement  program on the next January 1st, April 1st, July 1st or October 1st, following six months of service. This plan features a rollover provision which would allow you to immediately rollover any 401(k) funds that you may have into the Bell Sports Plan.

9. This offer is contingent upon your agreeing to and signing the Bell Sports standard "Confidentiality and Non-Competition Agreement" and "Statement of Company Policy Prohibiting Insider Trading in the Company's Stock".

10. Bell Sports will loan you up to $150,000 to assist in the purchase of a home in the San Jose area. Interest on the loan will be computed at a 6% annual rate and reported as income on the W-2 for tax purposes. You are responsible for all taxes on imputed interest. A minimum of fifty percent (50%) of any bonus awarded shall be applied to the loan starting FY 1999. The entire balance is due and payable upon the earliest of the following:
     (a) the termination, for whatever reason, of your employment with Bell Sports, (b) the dissolution or liquidation of Bell Sports or (c) three years from the date of loan.

11. Due to the strategic review currently being managed by Montgomery Securities, it is quite possible our financial structure will change in the next six months. If there is a change of control and your employment continues, appropriate performance based incentive arrangements will be established following that time, consistent with your status and position. If no change in control occurs, we will grant you a total of 75,000 stock options at fair market value under our current option program which vest over a three year period in equal increments and provide an opportunity to share in the value you help to create.

12. Taxes, by law, are required to be withheld on all forms of compensation and benefits provided to you by Bell Sports. If you have any questions regarding your tax implications, you should consider contacting your tax advisor/tax preparer.


Please understand that Bell Sports reserves the right to employ at will, and therefore this letter does not constitute a yearly employment contract. This letter constitutes our entire agreement.

As you know, I am extremely excited about the opportunities here at Bell Sports and sincerely hope that you will become a part of this dynamic organization.

I look forward to having the opportunity of working with you.

Sincerely,


Mary George
Chief Operating Officer

My signature confirms acceptance of the position.



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Bill Bracy                                        Date